CONTACT:  Daniel T. Hendrix
                                   Chief Financial Officer
                                   770-437-6800

                                   Morgen-Walke Associates
                                   June Filingeri/John Blackwell
                                   Media Contact:  Stan Froelich
                                   212-850-5600


          INTERFACE, INC. ADOPTS SHAREHOLDER RIGHTS PLAN

ATLANTA, Georgia, March 4, 1998 Interface, Inc. (Nasdaq: IFSIA), announced today that it adopted a Shareholder Rights Plan and has declared a dividend of one right for each outstanding share of Interface common stock, payable to shareholders of record as of the close of business on March 16, 1998. The plan is intended to protect Interface and its shareholders against unfair or coercive takeover tactics and offers which may not provide adequate value to the shareholders. The plan was not adopted in response to an effort to acquire control of Interface and is similar to shareholder protective plans adopted by many other companies.
The rights will trade automatically with the common stock and will not be exercisable until the tenth day after it is announced that a person or group (an "Acquiring Person") has acquired 15% or more of Interface's common stock, or the tenth business day after the commencement of a tender or exchange offer that will result in such person or group owning 15% or more of Interface's common stock. Thereafter, separate rights certificates will be distributed, and each right will entitle its holder to purchase participating cumulative preferred stock having economic and voting terms similar to one share of Interface's common stock.

Upon announcement that any person or group has become an Acquiring Person, each right will entitle all other shareholders to purchase, for the exercise price of $180, preferred stock having a market value of $360. These shareholders would also be entitled to purchase $360 worth of shares of the Acquiring Person's common stock for $180 if the Acquiring Person were to cause Interface to enter into certain mergers or other transactions. If any person or group acquires 15% or more of Interface's common stock, the Interface board of directors may, at its option, exchange one share of Interface's common stock for each right. The rights should not interfere with a transaction that the board of directors determines is in the best interests of Interface and its shareholders, because the Board may elect to approve the acquisition in advance and the rights may be redeemed by the board for $0.01 per right at any time prior to the close of business on the tenth day after the public announcement that a person or group has become an Acquiring Person.

The rights agreement does not in any way weaken Interface's financial strength or interfere with its business plans. The issuance of the rights has no dilutive effect, will not affect reported earnings per share, is not taxable to Interface or its shareholders, and will not change the way in which Interface shares are traded. A letter to shareholders regarding the rights agreement and a summary of certain terms of the agreement will be mailed to Interface shareholders of record as of the close of business on March 16, 1998.
Interface, Inc. is a recognized leader in the worldwide commercial interiors market, offering floorcoverings, fabrics, specialty chemicals, and interior architectural products. The Company is the world's largest manufacturer of modular carpet under the Interface, Heuga and Bentley brands and, through its Bentley Mills, Prince Street and Firth subsidiaries, enjoys a leading position in the high quality, designer-oriented segment of the broadloom and woven carpet market. The Company now provides specialized carpet replacement services through Renovisions and installation and maintenance services through Re:Source Americas. The Company is also a leading producer of interior fabrics and upholstery products, which it markets under the Guilford of Maine, Stevens Linen, Toltec, Camborne, and Intek brands. In addition, the Company provides chemicals used in various rubber and plastic products; offers Intersept , a proprietary antimicrobial used in a variety of interior finishes; sponsors the Envirosense Consortium in its mission to address workplace environmental issues; and produces raised/access flooring systems under the C-Tec, Intercell and Interstitial Systems brands.